Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Alpha Tau Medical Ltd. for the registration of 1,100,000 shares of its ordinary shares and to the incorporation by reference therein of our report dated March 9, 2023, with respect to the consolidated financial statements Alpha Tau Medical Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel
September 11, 2023